March 2011

Pricing Sheet dated March 25, 2011 relating to
Amendment No. 1 to Preliminary Pricing Supplement No. 693 dated March 15, 2011 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433

S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Jump Securities based on the Performance of the Financial Select Sector SPDR® Fund
due September 24, 2012
PRICING TERMS – MARCH 25, 2011
Issuer:	Morgan Stanley
Aggregate principal amount:	$13,000,000
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	March 25, 2011
Original issue date:	March 30, 2011 (3 business days after the pricing date)
Maturity date:	September 24, 2012
Underlying shares:	Shares of the Financial Select Sector SPDR® Fund
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + upside payment
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10 and could be zero.

Upside payment:
$1.90 per security (19% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.90 per security.

Initial share price:	$16.34, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	September 19, 2012, subject to postponement for non-trading days or certain market disruption events
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	61760E762
ISIN:	US61760E7629
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	$10.00	$0.20	$9.80
Total	$13,000,000	$260,000	$12,740,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.9250 per security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each security they sell.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Pricing Supplement No. 693 dated March 15, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.